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Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:	David J. Coles (310) 952-1579

LEINER HEALTH PRODUCTS ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

Operational Restructuring Showing Positive Results

Waiver Expires; Company Negotiating Forbearance Agreement with Bank Lenders

    CARSON, CA, June 29, 2001—Leiner Health Products Inc. today reported financial and operating results for its fourth quarter and fiscal year ended March 31, 2001.

    Net sales for the fourth quarter were $157.5 million compared to $214.2 million during the same period a year ago. The company had a net loss before taxes for the quarter of $98.9 million compared to a net gain before taxes of $15.4 million for the same period in 2000. The fourth quarter loss reflects charges of $77.1 million in relation to an operational restructuring more fully discussed below and in the company's 10-K, which was filed with the SEC today.

    For the fiscal year ended March 31, 2001, net sales were $612.1 million compared to $662.3 million during fiscal year 2000. The company had a net loss before taxes for fiscal 2001 of $120.4 million compared to a net gain before taxes of $8.0 million for the fiscal year 2000. The fiscal 2001 loss reflects the charge relating to the operational restructuring noted above.

Operational Restructuring Yields Positive Results

    The company said that it is continuing to execute its operational restructuring, for which it recognized restructuring and other related charges of $77.1 million to close three OTC drug manufacturing facilities, reduce approximately 2,600 of it's 6,000 SKUs and eliminate approximately 500 positions.

    Robert Kaminski, Chief Executive Officer, said, "Our previously announced plant closings, headcount reductions and product line streamlining have allowed us to simplify our operations and improve our performance in both the commercial and financial segments of the business. Furthermore, with the first quarter of fiscal 2002 nearly complete, we are seeing improvement in our business, both from a revenue and a gross margin perspective. We believe that, based upon our strong order book position and the effect of our restructuring program, these trends will continue in the second quarter." Kaminski continued, "I cannot overstate my appreciation of our customers' and suppliers' support during this period."

    As previously announced, Leiner delivered a detailed, formal business plan to its bank lenders on June 13, 2001 that reflects its operational restructuring and the strong demand experienced to date. The company said that the business plan serves as a basis for discussions Leiner is holding with its bank lenders regarding a financial restructuring. Additionally, the company said that it has initiated negotiations with its major subordinated debt holders.

    Leiner has agreed that it will not make the interest payment on its subordinated notes due July 2, 2001, and has received a formal blockage notice from its bank lenders prohibiting that payment. The company underscored that it believes that cash flow from operating activities, combined with its current cash availability, will be sufficient to fund the company's currently anticipated working capital requirements while it continues restructuring negotiations with its creditors.

    As previously announced, Leiner has been operating under a series of waivers as a result of covenant breaches under its bank credit agreement, which initially occurred in its December Quarter. The company said that its most recent waiver extension expired on June 27, 2001. Consequently, the company received a formal notice of default from its bank lenders on June 28, 2001, and is currently in active discussions with bank lenders regarding a forbearance agreement. A forbearance agreement would provide an interim period while a permanent restructuring solution is pursued. During the period of the forbearance, the bank lenders would agree not to exercise remedies available to them. Leiner said that its independent auditors have advised the company that its Fiscal Year 2001 financial statements must contain a disclaimer as to the company's ability to continue as a "going concern."

    Kaminski commented, "We are pleased with the ongoing support we have received from our bank lenders. We believe that when announced, the results for the first quarter of fiscal year 2002, which ends June 30, 2001, will reflect profitability improvements driven by the company's restructuring plan. The company anticipates that its continued implementation of this plan will yield further operational and profitability benefits."

    Leiner Health Products Inc., headquartered in Carson, California, is one of America's leading vitamin, mineral, nutritional supplement and OTC pharmaceutical manufacturers. The company markets products under several brand names, including Natures Origin™, YourLife® and Pharmacist Formula®. For more information about Leiner Health Products, visit www.leiner.com.

Forward-Looking Statement

    Certain of the statements contained in this press release (other than statements of historical fact) are forward-looking statements, including statements regarding, without limitation, the Company's restructuring initiative, the Company's relationship with its lenders, trends in the Company's business, and the Company's future liquidity requirements and capital resources.

    Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the Company. There can be no assurance that future developments will be in accordance with management's expectations or that the effect of future developments on the Company will be those anticipated by management. There can be no assurance that a forbearance agreement will be signed or, if signed, extended beyond its initial limited period. In addition, there can be no assurance that if the blockage notice issued on June 28 remains in effect after August 1, that the Company's subordinated debt holders will not accelerate maturity of the amounts due under the subordinated notes. If the bank lenders or the subordinated debt holders were to accelerate maturity of amounts due under the amended credit agreement or the subordinated notes, respectively, and other long-term debt became immediately payable as a result of any such action, the Company would not have sufficient funds to repay its outstanding debt, and no assurance can be given that alternative sources of sufficient financing would be available on acceptable terms, or at all. The important factors described elsewhere in this press release and in the Company's Form 10-K for the fiscal year ended March 31, 2001 on file with the Securities and Exchange Commission, could affect the Company's actual results and could cause such results to differ materially from estimates or expectations reflected in such forward-looking statements. In light of the factors, there can be no assurance that events anticipated by the forward-looking statements contained in this press release will in fact transpire. The Company undertakes no obligation to republish revised forward-looking statements to reflect the occurrence of unanticipated events.

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  Exhibit 99.2